Exhibit 99.1

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NEW RATES
FOR NEW JERSEY NATURAL GAS

WALL, NJ, November 21, 2024 – New Jersey Natural Gas (NJNG) today received approval from the New Jersey Board of Public Utilities on the settlement of its base rate case resulting in a $157 million increase to its base rates. NJNG requested the increase to recover costs associated with the company’s infrastructure investments, system enhancements and the overall operation of its business.

“This is a reasonable, fair settlement that recognizes the value of the approximately $850 million of investments New Jersey Natural Gas has made in its operations and system since 2021,” said Steve Westhoven, President and CEO of New Jersey Natural Gas. “These investments have significantly enhanced the reliability of our delivery system and supported the critical operation of our lifeline utility service. We thank the Board of Public Utilities and the Division of Rate Counsel for their work in reaching an outcome that balances the interests of our customers and our company.”

After a thorough review by regulators, the settlement reflects a rate base of $3.25 billion, an increase in revenue requirement of $157 million, an overall rate of return of 7.08% (including a return on equity of 9.6% with a 54% equity ratio) and a composite depreciation rate of 3.21%.

The approved rates help ensure the continued responsible operation of NJNG’s business and recovers costs associated with investments made to support critical resiliency efforts, such as looping and reinforcement projects and the replacement of 140 miles of vintage distribution mains and associated services, as well as the modernization of NJNG’s Customer Service and Dispatch operations and cybersecurity enhancements consistent with industry standards. It also resolves any outstanding arrearages incurred due to the COVID-19 pandemic.

NJNG’s infrastructure investments have made its system one of the most environmentally sound in the state as measured by the fewest leaks per mile of any natural gas utility in New Jersey. These investments also position NJNG to deliver the next generation of lower and zero carbon fuels, like clean hydrogen and renewable natural gas, which will play a key role in achieving a cleaner energy future for New Jersey.

Energy assistance is available for customers struggling to pay their natural gas bill. Email energyassist@njng.com or call 800-221-0051 to learn more about eligibility and available programs. Through SAVEGREEN®, NJNG also offers energy-efficiency rebates and financing options for high-efficiency equipment to help customers save energy and money. For more information, visit savegreenproject.com.

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NEW RATES FOR NEW JERSEY NATURAL GAS

About New Jersey Resources:
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

•
New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains natural gas transportation and distribution infrastructure to serve customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex, Sussex and Burlington counties.

•	Clean Energy Ventures invests in, owns and operates solar projects, providing residential and commercial customers with low-carbon solutions.

•
Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

•
Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River and the Adelphia Gateway Pipeline, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

•
Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its over 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR, visit www.njresources.com.
Follow us on X.com (Twitter) @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.

# # #